Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon 408-616-7220 ir@XenoPort.com

XenoPort Announces Plan to Focus on its Growing HORIZANT Business and

Names Vincent J. Angotti Chief Executive Officer and Director

SANTA CLARA, CA – October 1, 2015 – XenoPort, Inc. (Nasdaq: XNPT) announced today a strategic shift to focus on and maximize the value of its commercial product, HORIZANT® (gabapentin enacarbil) Extended Release Tablets. As part of this shift, XenoPort will discontinue development of XP23829 on its own and seek to partner this and other high potential development stage assets.

In connection with the decision to focus on commercializing HORIZANT, Ronald W. Barrett, Ph.D., has retired as Chief Executive Officer and as a Director of XenoPort, effective immediately. Vincent J. Angotti, Executive Vice President and Chief Operating Officer, who has spearheaded the commercialization of HORIZANT, has been named Chief Executive Officer and has joined XenoPort’s Board of Directors. Dr. Barrett will continue to work with XenoPort in an advisory role, with a primary focus on ensuring a smooth transition and advising on potential partnering activities for the company’s development stage assets, including XP23829.

Mr. Angotti has nearly 25 years of operations and commercialization experience in both large and start-up specialty pharmaceutical companies. Prior to joining XenoPort in May 2008, Mr. Angotti held several positions with Reliant Pharmaceuticals, Inc., the most recent of which was Senior Vice President of Sales and Marketing. In this senior leadership role, he was responsible for launching a portfolio of products including LOVAZA, leading to the acquisition of Reliant by GlaxoSmithKline in 2008 for $1.7 billion. Prior to Reliant, Mr. Angotti held several positions at Novartis Pharmaceuticals Corporation, most recently as Executive Director, Field Operations. Mr. Angotti received a B.S. from Cornell University and an M.B.A. from Columbia University.

XenoPort also announced that John G. Freund, M.D., has been named Chairman of XenoPort’s Board of Directors. Dr. Freund has been a member of XenoPort’s Board since 1999 and has served as its Lead Independent Director since July 2008.

“On behalf of the Board,” Dr. Freund stated, “I would like to thank Ron for his dedication and many contributions since co-founding XenoPort in 1999, including the discovery, development and approval of HORIZANT. Ron recruited Vince to lead the commercialization of HORIZANT and, together with the management team, they have meaningfully grown HORIZANT sales. The Board is thrilled to welcome Vince to the role of CEO and has confidence he will apply his operational and commercial experience to maximize the value of HORIZANT.”

Mr. Angotti stated, “I am excited by the opportunity to lead the company with our new strategic focus. Since XenoPort’s launch of HORIZANT in mid-2013, we have successfully taken a staged approach to its commercialization. With the recent expansion of our HORIZANT Neuroscience Health Specialist team to 120 representatives in July, I believe we are well positioned to expand our educational efforts and increase access to HORIZANT and thereby meaningfully benefit many more patients.”

HORIZANT Continues to Show Strong Growth

XenoPort noted that HORIZANT continues to show strong growth following the re-launch by XenoPort after reacquisition in May 2013. HORIZANT has achieved the following growth since the second quarter of 2013 with substantially fewer sales representatives than deployed by its former partner:

	2Q13	2Q15	% Change
New Prescriptions*	5,355	14,221	+166%
Total Prescriptions*	9,173	26,271	+186%
Tablets*	377,753	1,379,341	+265%
Net Sales	$1.6 million	$8.2 million	+413%

*	Data from National Prescription Audit from IMS

Expense Reduction

In connection with XenoPort’s strategic shift, the company also announced that it will be implementing a reduction in work force. Restructuring costs, primarily related to compensation and benefit expenses as well as severance costs related to its departing CEO, are expected to be approximately $3.2 million and result in annual future cash savings of approximately $6.7 million. In addition, future expenses will be reduced due to the discontinuation of late-stage development of XP23829. The company ended the second quarter of 2015 with $170.4 million in cash, cash equivalents and short-term investments.

About HORIZANT

HORIZANT, discovered and developed by XenoPort, was approved in the United States in April 2011 for the treatment of moderate-to-severe primary restless legs syndrome (RLS) in adults and in June 2012 for the management of postherpetic neuralgia (PHN) in adults. The most common adverse reactions for adult patients with moderate-to-severe primary RLS receiving HORIZANT were somnolence/sedation, dizziness, headache, nausea and fatigue. The most common adverse reactions for adult patients with PHN taking HORIZANT were dizziness, somnolence/sedation, headache, nausea and fatigue. In addition, the National Institute on Alcohol Abuse and Alcoholism (NIAAA) is currently funding and conducting a trial of HORIZANT in patients with alcohol use disorder (AUD). XenoPort is supplying the clinical trial material for this trial. If successful, it could lead to a new potential option for the treatment of patients with AUD.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on commercializing HORIZANT in the United States. XenoPort has entered into a clinical trial agreement with the NIAAA under which the NIAAA has initiated a clinical trial evaluating gabapentin enacarbil as a potential treatment for AUD. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort has granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Indivior PLC for all indications. XenoPort’s other product candidates include XP23829, a novel fumaric acid ester prodrug that is a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis and potentially for patients with relapsing forms of multiple sclerosis, and XP21279, a prodrug of levodopa that is a potential treatment for patients with idiopathic Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to: the anticipated benefits and effects related to XenoPort’s announced restructuring and executive leadership transition; the promotional efforts and value proposition for HORIZANT, including all statements related to the anticipated impact of XenoPort’s recent sales force expansion and anticipated future HORIZANT sales growth; the possible approval of HORIZANT for the treatment of patients with AUD; and the value of XenoPort’s development stage assets and the ability to partner XP23829 and other development stage assets. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “can,” “could,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain a sales force comprised of both XenoPort-employed sales representatives and contract sales representatives, and XenoPort’s reliance on its contract sales organization to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; risks related to future opportunities and plans, including the uncertainties of future financial results and XenoPort’s ability to attain profitability; risks related to the impact of the XenoPort’s announced restructuring and reduction in workforce on XenoPort’s business, including the risk that such changes could negatively affect XenoPort’s ability to attract or retain the personnel necessary to enable XenoPort to successfully commercialize HORIZANT; risks related to executive leadership transitions, including that fact that such transitions inherently create uncertainty and can negatively affect business strategy and execution; XenoPort’s potential inability to partner XP23829 and its other development stage assets with third parties on acceptable terms, or at all, including the risk that XenoPort may fail to realize any return on its investments in such assets. Many of these and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission on August 6, 2015. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

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